Exhibit 10.2

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (“Agreement”) dated June 24, 2008, among EQUITY MEDIA HOLDINGS CORPORATION, a Delaware corporation (the “EMHC”), C.A.S.H. SERVICES, INC., an Arkansas corporation and wholly owned subsidiary of EMHC (“Seller”), and RETRO PROGRAMMING SERVICES, INC., an Arkansas corporation and wholly owned subsidiary of Seller (“Company”), on the one hand, and LUKEN COMMUNICATIONS, LLC, a Tennessee limited liability company (“Purchaser”), on the other hand.

RECITALS:

A. The Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock of the Company;

B. The Seller desires to sell such shares to the Purchaser, and the Purchaser desires to purchase such shares from the Seller (the “Stock Purchase”);

C.  As a condition to its proceeding with the Stock Purchase, the Seller is receiving the Repurchase Option (as defined in Section 4.1) exercisable at any time during the Option Period (as defined in Section 4.2) to repurchase from Purchaser all but not less than all of the capital stock of the Company.

D. Concurrently with the consummation of the Stock Purchase, the Purchaser and certain subsidiaries of EMHC are executing a series of station purchase agreements, copies of which are attached hereto as Exhibits A(1), (2), (3), (4) and (5) (“Station Purchase Agreements”) by which Purchaser will acquire, upon receipt of necessary approvals, including those from the Federal Communications Commission, certain broadcast television stations (“Stations Purchase”).

F.  Concurrently with the consummation of the Stock Purchase, the Purchaser and EMHC are executing a warrant purchase agreement in the form of Exhibit B hereto (“Warrant Purchase Agreement”) by which Purchaser is purchasing from EMHC warrants to purchase an aggregate of 8,050,000 shares of the common stock of EMHC (“Warrant Purchase”).

G. Henry G. Luken III is the manager of the Purchaser and was formerly the chairman of the board, chief executive officer and president of EMHC.

H. A special committee of the board of directors of EMHC has determined that the consummation of the Share Purchase, Stations Purchase and Warrant Purchase (collectively the “Transactions”) is fair to EMHC and its stockholders and has received a fairness opinion with respect to same.

IT IS AGREED:

ARTICLE I

STOCK PURCHASE

1.1  Purchase and Sale. Upon the terms and subject to the conditions hereof, the Seller hereby sells, and Purchaser hereby accepts, 1,000 shares of Company Stock (as defined) owned by the Seller, free and clear of all Liens other than those created or permitted to exist by Purchaser. After giving effect to the adjustments to be made pursuant to Section 1.7, the Company will be transferred to Purchaser without any outstanding liabilities that are due and payable or accrued as of immediately prior to Closing. Notwithstanding anything to the contrary, for all purposes under this Agreement, the Purchaser acknowledges that Larry Morton, Neal Ardman and affiliates thereof and other persons associated with Messrs. Morton and/or Ardman or such affiliates have the economic rights (“Morton Rights”) set forth in the certain assets purchase agreement, dated as of the date hereof and attached as Exhibit C hereto (“Morton Agreement”).

1.2 Purchase Price. The purchase price (“Purchase Price”) being paid by the Purchaser to the Seller for the shares of Company Stock is Eighteen Million, Five Hundred Thousand Dollars ($18,500,000), as may be adjusted pursuant to the terms of this Agreement, including Section 6.5.

1.3 Payment of Purchase Price; Liabilities. The Purchase Price is being paid to the Seller at the Closing by wire transfer of immediately available funds to the accounts designated by the Seller as set forth on Schedule 1.3(a) hereto. The net proceeds received by the Seller from the Purchase Price shall first be used to repay certain indebtedness of Seller, and the balance used, together with other cash resources of EMHC, to satisfy at or as soon as practicable after Closing, the outstanding liabilities of the Company that are due and payable or accrued as of immediately prior to Closing set forth on Schedule 1.3(b) hereto.

1.4 The Closing. The consummation of the transactions contemplated by this Agreement is taking place concurrently with the execution of this Agreement at a closing (the “Closing”) at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174-1901. The date on which the Closing takes place is referred to herein as the “Closing Date.”

1.5 Seller, EMHC and Company Deliveries. At the Closing, the Seller is delivering or causing the delivery to the Purchaser of (a) the certificates for the issued and outstanding shares of Company Stock, duly endorsed for transfer, (b) the Station Purchase Agreements, executed by EMHC and its appropriate Affiliates, (c) the Warrant Purchase Agreement, together with the applicable warrants, executed by EMHC, and (d) the certificates and other agreements and instruments contemplated by this Agreement.

1.6 Purchaser Deliveries. At the Closing, the Purchaser is delivering to the Seller (a) the Purchase Price in the manner described in Section 1.3, (b) the Station Purchase Agreements, executed by the Purchaser and appropriate Affiliates, (c) the Warrant Purchase Agreement, executed by the Purchaser and appropriate Affiliates, (d) all payments due at closing by wire transfer and (e) the certificates and other agreements and instruments contemplated by this Agreement.

1.7 Apportionments. As soon as practicable following Closing, the parties shall work together to provide for a complete, customary accounting true-up, including but not limited with respect to accounts receivable, accounts payable, prepaid expenses, prepaid advertising, accrued liabilities, utilities, insurance, etc. In this regard, among other things, all receivables generated through the activities of the Company prior to the date of Closing shall be the property of and collected by the Seller. All receivables generated through the activities of the Company on and after the date of Closing shall be the property of and collected by the Purchaser. All liabilities accrued and owing as of the date of Closing will be satisfied by the Seller and all liabilities accruing and owed after the Closing will be satisfied by Purchaser or the Company.

1.8 Further Assurances; Post-Closing Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other documents relating to the transactions contemplated by this Agreement to which it is a party. EMHC and its representatives shall be afforded all reasonable access as they may request to the financial statements, books and records and consolidated tax returns of the Company through June 30, 2009.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND EMHC

The Seller hereby represents and warrants to Purchaser as of the date hereof as set forth below. All such representations are also qualified by and subject to the Morton Rights.

2.1 Organization. Each of EMHC, the Company and the Seller (collectively, the “Company Group”) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its formation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 7.2) on the Company. The Company is qualified to do business in each jurisdiction where the conduct of its business so requires, except where the failure to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

2.2 Subsidiaries. The Company has no direct or indirect subsidiaries.

2.3 Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, of which 1,000 shares are outstanding (the “Company Stock”). All of the outstanding shares of Company Stock are owned by the Seller and such shares are validly issued, fully paid and nonassessable. No shares of Company Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Stock granted to employees of the Company or other parties, and no shares of Company Stock are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Company Stock. All outstanding shares of Company Stock have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations.

2.4 Authority Relative to this Agreement. Each member of the Company Group has all necessary corporate power (including board and special committee approval, as applicable) and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company Group of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each member of the Company Group (including the approval by their respective boards of directors and stockholders, where applicable), subject in all cases to the satisfaction of the terms and conditions of this Agreement), and no other corporate proceedings on the part of the Company Group are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each member of the Company Group and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each member of the Company Group, enforceable against such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each member of the Company Group do not, and the performance of this Agreement by each member of the Company Group shall not (i) conflict with the certificate of incorporation or bylaws of any member of the Company Group, (ii) result in any material breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair any member of Company Group’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of any member of the Company Group pursuant to, any contracts or agreements to which such member is a party and that have not otherwise been made available to Luken in his roles with EMHC, or (iii) result in the triggering, acceleration or increase of any payment to any Person pursuant to any such contracts that have not otherwise been made available to Luken in his roles with EMHC, except with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on any member of the Company Group.

(b) The execution and delivery of this Agreement by the Company Group do not, and the performance of the obligations of any member of the Company Group hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5(b), and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

2.6 Litigation. There are no claims, suits, actions or proceedings pending or to EMHC’s and the Seller’s knowledge, threatened, against any of the members of the Company Group, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

2.7 Liabilities. The Company has no liabilities (absolute, accrued, contingent or otherwise), except for (a) those set forth on Schedule 1.3(b) hereto, (b) obligations or liabilities incurred in the ordinary course consistent with past practice that are not material to the Company and its subsidiaries taken as a whole, (c) syndicated programming agreements and any other similar obligations that were obligations of the Company as of the Closing Date, but not due and payable until after the Closing Date and (d) those obligations that, if not fulfilled, would not have a Material Adverse Effect on the Company. Schedule 1.3(b) shall be adjusted by the parties after the date of Closing in connection with the accounting true-up prescribed by Section 1.7 and such modified schedule shall supersede the Schedule 1.3(b) delivered concurrently with the execution of this Agreement.

2.8 Brokers; Third Party Expenses. Except as set forth on Schedule 2.8, EMHC and the Seller has not incurred, nor will they incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.9 Certain RTN Rights. The Seller is the owner of the Company and its assets and no such assets have been licensed, transferred or assigned to any third party, except in the ordinary course of business (e.g. licensing of programming to affiliates). Except for the Repurchase Option and the NOC Option, neither EMHC nor any of its subsidiaries has any ownership rights in the Company that are not transferred at Closing to Purchaser by the consummation of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to EMHC and the Seller, as of the date hereof as follows:

3.1 Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

3.2 Authority Relative to this Agreement. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on the part of the Purchaser (including the approval by its managers, board of directors and members, where applicable), subject in all cases to the satisfaction of the terms and conditions of this Agreement, and no other company proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Purchaser, enforceable against such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser shall not: (i) conflict with or violate the Purchaser’s articles of formation or operating agreement, (ii) result in any material breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Purchaser pursuant to, any the contract or agreement to which the Purchaser is a party, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Purchaser.

(b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the Purchaser is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.4 Ownership of Purchaser; Certain Relationships. Schedule 3.4 sets forth a complete list of all of the members of the Purchaser as of the date hereof. Other than Mr. Luken, no member, manager, officer, employee or affiliate of, or consultant to, the Purchaser is or has been a director, officer, or employee of, or consultant to, any of the Company Group. No member, manager, officer, employee or affiliate of the Purchaser has had any prior business dealings or relationships, including but not limited to partnerships, co-investment relationships or employee-employer relationships with any of Robert Becker, John Oxendine or Michael Pierce, the three persons who comprised EMHC’s special committee reviewing the transactions contemplated hereby. There exists no contract, arrangement or understanding between the Purchaser or its Affiliates, on the one hand, and any director, officer or employee of EMHC or any of its Affiliates, on the other hand, with respect to the subject matter of the Transactions.

3.5 Litigation. There are no claims, suits, actions or proceedings pending or to the Purchaser’s knowledge, threatened, against the Purchaser, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Purchaser or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

3.6 Brokers. The Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated.

ARTICLE IV

REPURCHASE OPTION

4.1 Grant of Repurchase Option. The Purchaser hereby grants to the Seller the irrevocable right to repurchase from the Purchaser all, but not less than all, of the capital stock of the Company, including all Company Stock, free and clear of any Liens, and with the Company having no outstanding liabilities at the time of consummation of such repurchase (the “Repurchase”) in accordance with the terms hereof (the “Repurchase Option”).  It is acknowledged that the holder of the Repurchase Option shall, in the event that it exercises the Repurchase Option, take the Company subject to the Morton Rights.

4.2 The Option Period. The Repurchase Option shall be exercisable at any time by the Seller (or its assignee or transferee) commencing on the date hereof and ending at 5 p.m. Little Rock, Arkansas time on December 24, 2008. The period during which the Repurchase Option may be exercised is referred to herein as the “Option Period.”

4.3 Exercise of Repurchase Option. The Seller may exercise the Repurchase Option at any time during the Option Period in its discretion by written notice delivered to the Purchaser by overnight courier to the Purchaser’s address set forth in Section 7.1 (“Option Exercise Notice”). In addition, upon the occurrence of any Seller Trigger Event (as defined), the Purchaser shall have the right within 15 days after such Seller Trigger Event to deem the Repurchase Option automatically exercised by giving written notice of such election to Seller. “Seller Trigger Event” shall mean any of the following: (a) a failure by EMHC and its applicable subsidiaries to consummate the Stations Purchase on or prior to December 24, 2008 for any reason other than (i) circumstances constituting a Purchaser Trigger Event or (ii) a termination by EMHC under the terms of the Station Purchase Agreements by which EMHC terminates such agreement and makes the payments required by Section 10.2 thereof; provided however that if Seller has duly filed applications with the FCC and at December 24, 2008 there is reasonable basis for determining that the FCC will grant consent to the consummation of the transfer of licenses in the Stations Purchase, such date shall be extended to March 24, 2009 (the “Station Purchase Extension”); or (b) any action is commenced in any liquidation or bankruptcy or similar proceeding to set aside the Stock Purchase or Stations Purchase or to otherwise reject the agreements related thereto as executory contracts. Any exercise of the Repurchase Option by delivery of an Option Exercise Notice or occurrence of a Seller Trigger Event is referred to herein as an “Option Exercise.”

4.4 Consummation of Repurchase Option. In the event of an Option Exercise, the parties shall proceed diligently towards the consummation of the Repurchase through a sale by Purchaser of all, but not less than all, of the Company Stock to Seller or its designated affiliates or other designee, including a third party, within 30 days of the date of the Option Exercise. The documentation used to evidence and consummate the Repurchase shall be substantially similar to that used in connection with the Stock Purchase, provided that such documentation shall contain arms-length representations, warranties and covenants customary in business sales transactions of such type, including but not limited to representations regarding full authority to engage in transaction, lack of encumbrances on assets, indebtedness and liabilities, lack of litigation, lack of need for third party consents, and compliance with laws, together with such other documentation to which Seller may agree in its reasonable discretion. For clarity, the Repurchase need not be consummated during the Option Period provided that the Option Exercise occurs within the Option Period. At the closing of the Repurchase Option, the Company shall have no outstanding liabilities and the Purchaser shall take all necessary actions to ensure that all outstanding liabilities of the Company are satisfied at or prior to consummation of the Repurchase Option. In addition, the party exercising the Repurchase Option shall have a right of offset against the Option Price and NOC Option Price (as defined in Section 4.5(b), below) in order to satisfy such liabilities directly. At the closing of the Repurchase Option, neither the Common Stock nor the Company’s assets shall have any liens, security interests or other encumbrances thereon. Notwithstanding anything to the contrary, it is acknowledged that holder of the Repurchase Option shall take the Company subject to the Morton Rights. Purchaser shall make no representations or warranties with respect to the Morton Rights, other than any amounts that become payable to the holders of the Morton Rights under such rights from the date of Closing of this Agreement to the date of closing of the Repurchase Option have been paid or shall remain the obligation of the Purchaser.  As soon as practicable following the closing of the Repurchase Option, the parties to such transaction shall work together to provide for a complete, customary accounting true-up, including but not limited with respect to accounts receivable, accounts payable, accrued liabilities, prepaid expenses, prepaid advertising, utilities, insurance, etc.

4.5 Option Price; NOC Option.

(a) In consideration of the Repurchase, Seller shall cause to be paid to Purchaser the following consideration (collectively, the “Option Price”): (a) $18.5 million, plus (b) $9.25 million (the “Premium”), plus (c) an amount equal to the aggregate Monthly Services Fees paid by Purchaser under Section 5.1 from the date hereof through the date of consummation of the Repurchase Option less the aggregate monthly revenues generated by the Company during the same period (such net amount the “Option Period Net Operating Loss”), such Option Period Net Operating Loss capped at $900,000, plus (d) an amount sufficient to provide Purchaser with a return on the amount of the Option Period Net Operating Loss at the rate of 12% per annum from the date hereof through the date of consummation of the Repurchase. Notwithstanding the foregoing, (a) if the Stations Purchase is not consummated on or prior to December 24, 2008 (as such date may be extended by the Station Sale Extension) because of the occurrence of events or failure of events to occur that are principally within the control of the Purchaser, including any failure to obtain FCC approval because of any wrongful action or wrongful omission by the Purchaser or its Affiliates or (b) the Purchaser breaches this Agreement, including but not limited to breaches of Section 4.7 and 4.9 (a “Purchaser Trigger Event”), the Option Price shall not include the items in clauses (c) and (d) above.

(b) Upon an exercise of the Repurchase Option, the holder of the Repurchase Option also shall have the right (but not the obligation) to purchase, concurrently with the consummation of the Repurchase Option, all equipment and personal property used in the network operations center used or established by the Purchaser for the operation of the Company and the RTN network free and clear of all Liens and liabilities (“NOC Option”). The NOC Option may be exercised in the same manner as prescribed by Section 4.3 above. Upon an exercise and closing of the NOC Equipment Option, the holder of the Repurchase Option shall pay (i) an amount equal to $1.75 million less the Option Period Net Operating Loss (the “NOC Option Price”), plus (ii) an amount sufficient to provide Purchaser with a return on the NOC Option Price at the rate of 12% per annum from the date hereof through the date of consummation of the Repurchase.

(c) In the event the Repurchase Option is exercised by Seller (or an affiliate) prior to the consummation of the Stations Purchase, Seller (or such affiliate) shall pay the Option Price and NOC Option Price (if the NOC Option is exercised) as prescribed by subsections (a) and (b) above; provided, however, that a portion of the Option Price shall be applied (and retained by EMHC) as an additional prepayment of $12.5 million to EMHC for the Stations Purchase (“Additional Stations Purchase Prepayment”). Upon the payment of the Additional Stations Purchase Prepayment, EMHC and its appropriate subsidiaries shall be required to grant a first security interest, and to execute all documents necessary for perfection of such security interest, on all assets to be sold pursuant to the Stations Purchase to secure the repayment, when required by the Station Purchase Agreements, of the initial $5 million prepayment being made by Purchaser for the Stations Purchase upon execution of this Agreement (“Initial Prepayment”) and the Additional Stations Purchase Prepayment. This secured prepayment obligation shall be evidenced by a one-year collateral demand note executed by EMHC and the foregoing subsidiaries. When the entire purchase price for the Stations Purchase has been paid, the repayment obligation under the note shall be absolute with respect to amount of the Initial Prepayment and Additional Stations Purchase Prepayment allocable those stations for which the Stations Purchase is not consummated. The scope of the security interest shall be on terms not less favorable than the rights currently held by Wells Fargo as a first lien holder.

(d)  In the event the Additional Stations Purchase Prepayment is made by Purchaser, EMHC shall not enter into any agreement to sell the subject stations to any third party for less than an aggregate purchase price of $22 million, unless EMHC has first given Purchaser written notice of EMHC’s receipt of a bona fide third party offer (indicating the proposed purchase price being offered by such third party) and Purchaser fails to notify EMHC in writing within 15 days of such notice that Purchaser elects to continue with the Stations Purchase at the higher price offered by the third party. In the event Purchase notifies EMHC in writing that it elects to continue with the Stations Purchase at a price equal to that contained in the third-party offer, the Station Purchase Agreements shall be deemed amended to provide for such purchase price and the parties shall continue to diligently pursue the consummation of the transactions contemplated thereby. Upon the delivery of the Additional Stations Purchase Prepayment, the Purchaser shall be entitled to receive the security interest and right of first refusal prescribed by subsection (c) immediately above.

(e) In the event the Repurchase Option is exercised by a third party purchaser of the Repurchase Option prior to the consummation of the Stations Purchase, the holder of the option shall pay the Option Price and NOC Option Price (if the holder elects to exercise the NOC Option) as prescribed by subsections (a) and (b) above, and Purchaser shall concurrently make the Additional Stations Purchase Prepayment to EMHC as part of the closing on the Repurchase Option. Upon the delivery of the Additional Stations Purchase Prepayment, the Purchaser shall be entitled to receive the security interest and right of first refusal prescribed by subsection (c) immediately above.

4.6 Repurchase Option Transfer Rights. Notwithstanding anything to the contrary herein (including, without limitation, Section 7.9 herein), the Seller (or any of its trustees or successors) shall have the right to sell, assign, pledge, designate, hypothecate, loan, or otherwise transfer or dispose of (any of the foregoing, a “Transfer”) each of the Repurchase Option (and the NOC Option), by itself, to any person or entity (including, without limitation, Wells Fargo Bank, National Association, as collateral agent for the lenders or any successor collateral agent (the “Collateral Agent”) under the Third Amended and Restated Credit Agreement, dated as of February 13, 2008, among EMHC, Seller, certain other subsidiaries of EMHC, and the financial institutions party thereto (as amended, supplemented and otherwise modified from time to time, the “Credit Agreement”)), separate and apart from the remainder of this Agreement and without Transferring the remainder of this Agreement. Notwithstanding anything to the contrary, the Seller shall not be permitted to sell the Repurchase Option by itself for cash to any third party (other than the Collateral Agent or any trustee) for a purchase price of less than $5 million unless the Seller has first given the Purchaser 10 days prior written notice and the right to purchase the Repurchase Option for the same price and on the same terms as the proposed third party purchaser. Each of the Seller and Purchaser agrees that (i) each of the Repurchase Option and the NOC Option, in and of itself, constitutes an “executory contract” as such term is used in Title 11 of the United States Code (as amended, the “Bankruptcy Code”), is not a financial accommodations contract for purposes of the Bankruptcy Code and is capable of, by itself, both assumption and/or assignment pursuant to section 365 of the Bankruptcy Code and (ii) the Repurchase Option (and the NOC Option) may be exercised (without the necessity of assumption) by the Seller (or any of its trustees or successors) under the Bankruptcy Code and any applicable provisions of bankruptcy or non-bankruptcy law or by an unrelated third party. Purchaser agrees that neither it nor any of its affiliates shall, directly or indirectly, (i) object to, delay, or take any other action to interfere, directly or indirectly, in any respect of the exercise, assumption and/or Transfer of the Repurchase Option (and/or the NOC Option) pursuant to any provision of the Bankruptcy Code or any other provision or principle of bankruptcy or non-bankruptcy law, or (ii) encourage any person or entity to do any of the foregoing.

4.7 Cooperation. The Purchaser shall use it best efforts, and shall cause Henry G. Luken, III to use his best efforts, to assist, and cooperate fully with, the Seller in connection with all reasonable activities undertaken by the Seller for the exercise of the Repurchase Option (and NOC Option), or the sale to a third party of the Repurchase Option (and NOC Option) and related rights or of the Company and/or its rights to the Retro Television Network (“RTN”) concept and programming model and/or in connection with EMHC establishing the value of the Company and RTN in connection with any efforts to obtain refinancing for EMHC. Such cooperation includes, but is not limited to, (a) timely responding to all reasonable and customary due diligence inquiries made by the Seller or any potential third party buyer or current or potential financing source, (b) granting timely access to the facilities, book and records of the Purchaser and the Company for purposes of due diligence as is customary in business sales transactions of such type and (c) participating in preparing and making management presentations to current or potential third party buyers and potential financing sources. Notwithstanding the foregoing, Henry G. Luken shall not be required to personally make such presentations, but will attend such presentations and answer questions, in person where such attendance is reasonably necessary for the objectives of the presentation, and electronically in other circumstances.

4.8 Books and Records. The Purchaser shall, and shall cause the Company to, until the later of the end of the Option Period and the date the Repurchase is consummated if there is a valid Option Exercise, retain all books, records and other documents pertaining to the business of the Company and to make the same available for inspection and copying by the Seller or any representative of the Seller at the expense of the Seller during the normal business hours of the Company, upon reasonable request and upon reasonable notice.

4.9 Conduct of Business of Company During Option Period. During the Option Period (and for the period thereafter through closing if a valid Option Exercise is made), (a) the Purchaser shall carry on the Company’s business in the regular and ordinary course and in compliance with all applicable and material laws and regulations, and in a manner that is intended to preserve the Company so that if the Repurchase Option is exercised, the Seller would acquire the Company in substantially the same form and condition (financial and otherwise) as in existence on the hereof, (b) the Purchaser shall cause the Company to pay the Company’s debts and taxes when due subject to good faith disputes over such debts or taxes, and to pay or perform other material obligations as and when due, (c) the Purchaser shall preserve substantially intact the Company’s business, operations and condition (financial and otherwise) and preserve the Company’s assets and relationships, (d) the parties shall cooperate to maintain the RTN operations center located in Little Rock, Arkansas (“Existing NOC”) and to create all reasonable and necessary communications links between any new operation center created by the Purchaser for the operations of the Company (“New NOC”) such that the Existing NOC and New NOC can serve as backup to the other, with the data required to operate each of the centers redundant. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of the Seller, the Company shall not and the Purchaser and its Affiliates (including Mr. Luken) shall not cause the Company to do any of the following:

(a) Grant any severance or termination pay to any employee of the Company except in accordance with normal prudent business practices or pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof or materially changing any salary of any employee that is in effect as of the date hereof;

(b) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company;

(c) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company;

(d) Transfer the Company or its assets, or issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock of the Company or any of its subsidiaries or any securities convertible into or exchangeable for shares of capital stock of the Company or any of its subsidiaries, or subscriptions, rights, warrants or options to acquire any shares of capital stock of the Company or any of its subsidiaries or any securities convertible into or exchangeable for shares of capital stock of the Company or any of its subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities of the Company or any of its subsidiaries, except in accordance with any interim financing in an amount not to exceed $18.5 million, provided such financing acknowledges the Repurchase Option, places no restrictions that serve to modify, delay or diminish the Seller’s right to Transfer or exercise same, and provides for repayment of all amounts outstanding thereunder upon exercise and consummation of the Repurchase Option (“Permitted Financing”); and provided further that the holder of the Repurchase Option shall have a right of offset against the Option Price and NOC Option Price for amounts outstanding at closing of the Repurchase under any Permitted Financing;

(e) Amend the Company’s certificate of incorporation or bylaws or other governance document;

(f) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

(g) Sell, lease, license, encumber or otherwise dispose of any properties or assets of the Company except in the ordinary course of business or license or otherwise convey to any person or otherwise extend, amend or modify any material rights to any assets of the Company, including but not limited to the Company’s intellectual property;

(h) Incur any indebtedness for borrowed money in excess of $20,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing except in connection with a Permitted Financing;

(i) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(j) Except in the ordinary course of business, modify, amend or terminate any contract or agreement to which the company is party as of the date hereof or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(k) Except in the ordinary course of business, incur or enter into any agreement, contract or commitment (1) requiring such party to pay in excess of $20,000 in any 12 month period, (2) having a term in excess of 12 months or (3) providing for any limitation or restriction on the activities of the Company or the use of the Company’s assets, including any noncompetition or nonsolicitation provision;

(l) Make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

(m) Form, establish or acquire any subsidiary;

(n) Make or omit to take any action which would be reasonably anticipated to materially and adversely affect the Company or its assets;

(o) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business; or

(p) Entering into any line of business materially different than that in which the Company is engaged as of the date hereof; or

(q) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in any subsection above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Option Period Services. During the Option Period, as defined in Section 4.2, Seller has agreed to continue to provide operational support services of the same scope, quality and service levels (the “C.A.S.H. Services”) that are currently being provided to the Company.  These C.A.S.H. Services will be provided utilizing the Seller’s secured Network Operations Center in Little Rock, Arkansas, by Seller’s employees, at Seller’s cost.  For clarity, all revenues generated by the Company during the Option Period (prior to the consummation of the Repurchase Option) shall belong to the Company. Purchaser agrees to pay EMHC a monthly fee of $525,000 for satellite services, programming services and the services of Mark Dvornik (the satellite, programming and Dvornik services being referred to collectively as the (“Monthly Services”).

5.2 Warrant Repurchase. Upon any Seller Trigger Event, the Purchaser shall have the right to require EMHC to repurchase all, but not less than all, of the Warrants sold to Purchaser under the Warrant Purchase Agreement for a price of $1.5 million. In the event Purchaser desires to exercise this right, it shall do so within 10 days after a Seller Trigger Event by written notice to EMHC. EMHC shall consummate the repurchase within 45 days of such notice. All Warrants shall be delivered to EMHC by Purchaser free and clear of all liens, mortgages and encumbrances of any kind.

5.3 Potential Interests in the Company. The Purchaser hereby acknowledges that Larry Morton, Neal Ardman, and Retro Television Networks LLC and affiliates thereof have the rights set forth in the Morton Agreement. The Purchaser hereby acknowledges and agrees that it takes ownership of the Company Stock and the Company subject to all of the Morton Rights set forth in the Morton Agreement and that the neither EMHC nor the Seller makes any representation and provides no warranty with respect to same.

5.4 Certain Additional Payments to Seller. If, during the six month period following the Option Period, Purchaser enters into any one or more agreements to directly or indirectly Transfer the Company, all or any portion of its capital stock or assets, or the RTN concept to an unaffiliated third party, by way of reorganization, merger or similar transaction, or otherwise, then fifty percent (50%) of the net proceeds of the purchase price in such Transfer (i.e. after deduction of expenses of the Transfer transaction and recoupment of all previously unrecouped EBITDA losses incurred by the Company from the Closing through the date of consummation of such Transfer) from each such transaction that are of an amount greater than the Option Price (determined, in the case of a partial sale, on a proportionate basis) that would otherwise be applicable at such time had the Option Period extended through the date of such transaction shall be paid to Seller within three (3) business days after closing of each such Transfer.

5.5 Required Information. In connection with the preparation of any required filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, including any current report on Form 8-K, or in connection with any other statement, filing, notice or application made by or on behalf of a party to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, and for such other reasonable purposes, a party shall, upon reasonable request by any other party, furnish the other with all information concerning themselves, their respective directors, officers, stockholders, members and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement. Each party warrants and represents to the other parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6 Confidentiality; Access to Information. Each party agrees to maintain in confidence any non-public information received from any other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from another party; (ii) information which is or becomes generally known without the breach of this Section by any party; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. Notwithstanding the foregoing, EMHC and the Seller shall be entitled to provide all reasonable information, including any information that would be otherwise restricted by this Section 5.6, to any potential third party purchaser of the RTN Option (or third party purchaser of the Company or its assets after any planned exercise by the Seller of the Repurchase Option), provided that such third party executed a nondisclosure agreement which includes restrictions at least as favorable to the Company as those set forth in this Section 5.6 and is otherwise reasonably acceptable to the Company. Notwithstanding the foregoing, EMHC and the Seller shall be entitled to provide all reasonable information, including any information that would be otherwise restricted by this Section 5.6, to its lenders, administrative agent and collateral agent under EMHC’s credit agreements and other financing sources.

5.7 Certain Financial Information. As promptly as possible following the date hereof, and no later than fifteen (15) Business Days after the end of the 60-day period following Closing, and thereafter, within fifteen Business Days after the end of each month during the Option Period, the Company shall deliver to EMHC unaudited stand-alone financial statements of the Company for such period, including a balance sheet, statement of operations, statement of cash flows and statement of stockholders’ equity, that are certified as correct and complete by an officer of the Purchaser, prepared in accordance with the U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

5.8 Access to Information. During the Option Period, the Company will, and will cause its auditors to provide EMHC and its advisors full access to all of the Company’s financial and all other information related to the RTN operations.

5.9 CASH System Licenses.

(a) The Seller hereby grants to the Company a cost-free, non-exclusive, perpetual, non-transferable (i.e., not to be directly or indirectly resold, sublicensed or otherwise transferred except in the context of a sale of the Company or substantially all of its assets) license to use the Seller’s CASH System in connection with the operations of the RTN network. Under the terms of the license, the Company shall be entitled to utilize the CASH System solely in connection with the operation of the Company and the provision of the Company’s retro television programming content and advertising across the RTN network.

(b) The Seller hereby grants to the Purchaser a second, cost-free, non-exclusive, perpetual, non-transferable (i.e., not to be resold, sublicensed or otherwise transferred except in the context of a sale of at least a majority equity interest in the Purchaser or a sale of the Purchaser or substantially all of its assets) license to use the Seller’s CASH System in connection with the non-RTN network operations of the Purchaser and its subsidiaries. Under the terms of the license, the Purchaser and its subsidiaries shall be entitled to utilize the CASH System in connection with the non-RTN network operations of the Purchaser and its subsidiaries and the provision of programming content and advertising across the Purchaser’s non-RTN network(s).

(c) The grant of these licenses shall in no way grant the Purchaser any proprietary rights in the CASH System or any intellectual property rights therein. The Purchaser hereby agrees that it shall not seek to perfect any rights comprising any part of the CASH System for the benefit of Purchaser or any affiliate thereof. The Purchaser shall cooperate with the Seller, at Seller’s sole cost and expense, in connection with any perfection, defense or enforcement of the Seller’s rights in the CASH System as may be reasonably requested by Seller or EMHC from time to time Neither EMHC or the Seller makes any representation or provides any warranty to the Purchase Parties with respect to the CASH System, including but not limited to with respect to any enforceability of any rights comprising the CASH System, or the efficacy of the CASH System.

5.10 Public Disclosure. No Party shall make any public disclosure about this Agreement or the transaction contemplated hereby and the Repurchase Option without the consent of the other Parties, except as may be required by law. Notwithstanding anything to the contrary, a Party shall be entitled to make timely disclosures under the Securities Act of 1933 or Securities Exchange Act of 1934 as may be required by law.

5.11 Company Group Employees.

(a) For a period of three years after the Closing Date, none of the Purchaser or Company or any Affiliate (collectively, the “Purchaser Group”) shall, anywhere in the United States of America, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any Person solicit, induce or attempt to induce any executive, employee, consultant or contractor of EMHC or any of its Affiliates (collectively, the “Seller Group”); provided, however, that the Purchaser shall be permitted to hire such persons after consultation with the board of directors of EMHC and upon approval of such board, such approval not to be unreasonably withheld.

(b) Each party acknowledges that (i) the scope and period of restrictions to which the restrictions imposed in this Section applies are fair and reasonable and are reasonably required for the protection of the other parties, (ii) this Agreement accurately describes the business to which the restrictions are intended to apply and (iii) the obligations and restrictions provided for herein are an integral part of the consideration motivating the parties to enter into this Agreement, to consummate the stock purchase and the other transactions contemplated hereby and to pay the Purchase Price.

(c) It is the intent of the parties that the provisions of this Section will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, the Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification.

(a) Subject to the terms and conditions of this Article, the Purchaser and its managers, officers, directors, members, employees, transferees and permitted assigns and Luken (the “Purchaser Indemnitees”) shall be indemnified, defended and held harmless by EMHC from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Purchaser Indemnitee by reason of, arising out of or resulting from the breach of any representation or warranty of the Seller or EMHC contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Seller or EMHC to the Purchaser pursuant to this Agreement with respect hereto or thereto in connection with the Closing or the failure to perform or breach of any covenant or agreement of the Seller or EMHC contained in this Agreement or for any Losses arising from Seller’s failure to pay amounts owed under the agreements described under Section 2.8. Notwithstanding the foregoing, EMHC shall have no obligation to indemnify for any Losses related to the diminishment of value of the Company or its assets and no direct claim shall be brought for same in the event the Repurchase Option is exercised and consummated and any direct claims related to same shall not be brought until such time as the Option Period has expired without exercise of the Repurchase Option. Further, EMHC shall have no indemnification obligation with respect to any matters that Luken has or should have knowledge as result of his roles with EMHC and as a result of his access to information about EMHC and its affiliates.

(b) Subject to the terms and conditions of this Article, EMHC and the Seller, and their respective officers, directors, stockholder, employees, transferees and permitted assigns (the “Seller Indemnitees”) shall be jointly indemnified, defended and held harmless by the Purchaser from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Seller Indemnitee by reason of, arising out of or resulting from the inaccuracy or breach of any representation or warranty of the Purchaser contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Purchaser to EMHC or the Seller pursuant to this Agreement with respect hereto or thereto in connection with the Closing or the non-fulfillment or breach of any covenant or agreement of the Purchaser or the Company (following the Closing) contained in this Agreement.

(c) As used in this Article, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which a Purchaser Indemnitee may be entitled to indemnification pursuant to Article, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

6.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article with respect to actions, proceedings, lawsuits, investigations, demands or other claims (a “Third Party Claim”) brought against a party entitled to indemnification (the “Indemnified Party”) by a Person other than a party obligated to provide such indemnification (the “Indemnifying Party”) shall be subject to the following terms and conditions:

(a) Notice of Claim. The Indemnified Party will give the Indemnifying Party prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Indemnifying Party shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. The Indemnifying Party shall have the right, at its option (subject to the limitations set forth below) and at its own expense, by written notice to the Indemnified Party, to assume the entire control of, subject to the right of the Indemnified Party to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense. If the Indemnifying Party is permitted and elects to assume the defense of a Third Party Claim:

(i) the Indemnifying Party shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Party reasonably informed of the status of such defense; provided, however, that the Indemnified Party shall have the right to approve any settlement that requires any relief other than the payment of money in amounts not exceeding the amount of Indemnity Escrow Funds that are not reserved for the payment of unresolved Claims, which approval shall not be unreasonably delayed, withheld or conditioned; and

(ii) the Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Party shall make available to the Indemnifying Party all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Indemnifying Party shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by the Indemnified Party against the Sellers and shall not affect the Sellers’ duty or obligations under this Article, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Party to defend against or reduce Sellers’ liability or caused or increased such liability or otherwise caused the damages for which the Sellers obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. So long as the Indemnifying Party is defending any such action actively and in good faith, the Indemnified Party shall not settle such action. The Indemnified Party shall make available to the Indemnifying Party all relevant records and other relevant materials required by Indemnifying Party’s possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Indemnifying Party, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, the Indemnified Party will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Indemnifying Party shall have the right to approve any settlement, which approval will not be unreasonably delayed, withheld or conditioned.

(f) Indemnified Party’s Rights. Anything in this Article to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a full and unconditional release from all liability and obligation in respect of such action without any payment by the Indemnified Party.

(g) Indemnifying Party Consent. Unless the Indemnifying Party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss.

6.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article are covered by insurance, the Indemnified Party shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that the Indemnified Party shall nevertheless be entitled to bring a claim for indemnification under this Article in respect of such Losses and the time limitations set forth in this Article for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Indemnified Party for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Indemnifying Party. If the Indemnified Party has received the payment required by this Agreement from the Indemnifying Party in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

6.4 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Sellers or the Company to the Indemnified Party in connection with this Agreement shall survive the Closing until the first anniversary thereof.

(b) No claim for indemnification under this Article shall be brought after the end of the relevant period specified in Section 6.4(a). Any claim made by a Indemnified Party that is required to be made and is made prior to the expiration of the period set forth in Section 6.4(a) above shall be preserved despite the subsequent expiration of the indemnification period and shall survive until final resolution thereof.

(c) Deductible. No amount shall not be payable under this Article unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $300,000 (the “Deductible”), and then only to the extent such claims exceed the Deductible.

(d) Aggregate Amount Limitation. Except with respect to Losses arising from breaches under Article IV, the aggregate liability for Losses shall not exceed $2 million.

6.5 Adjustment to Purchase Price. Amounts paid for indemnification under this Article shall be deemed to be an adjustment to the Purchase Price, except as otherwise required by a Legal Requirement.

ARTICLE VII

GENERAL PROVISIONS

7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service providing proof of delivery to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Purchaser, to:
Luken Communications, LLC
835 Georgia Avenue
Suite 600
Chattanooga, TN 37402
Tel:
Fax:

with a copy to:

Horton, Maddox & Anderson, PLLC
835 Georgia Avenue, Suite 600
Chattanooga, TN  37402
Attn: William Horton
Tel:  423-265-2560
Fax:  423-265-3039

if to EMHC or the Seller, to:

Equity Media Holdings Corporation
#1 Shackleford Drive, Suite 400
Little Rock, Arkansas 72211
Attn: Chairman of the Board
Tel: 501-219-2400
Fax: 501-221-1101

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller
Tel: 212-818-8800
Fax: 212-818-8881

7.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, or (ii) changes in general national or regional economic conditions;

(b) “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable agreements, contracts and understandings;

(c) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest); provided, however, that “Lien” shall not mean any of the foregoing as they relate to or arise from any right or interest Larry Morton, Neal Ardman, Retro Television Network, Inc. or any of their respective family members, affiliates, associates, successors or transferees may have as of the date hereof in the Company or its assets under the certain agreement dated as of December 22, 2005 by and between Retro Television Network, Inc. and Equity Broadcasting Corporation, the successor to EMHC, as same has been superseded by the Morton Agreement of even date herewith.

(e) “Business Day” means a day, other than a Saturday or Sunday, on which banks are open for the transaction of business in New York City.

(f) “Affiliate” or “affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

7.3 Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

7.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

7.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof that would require the application of the law of another jurisdiction.

7.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.9 Assignment.

(a) The Purchaser may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of EMHC.

(b) Notwithstanding anything to the contrary herein, EMHC and Seller (or any of their respective trustees or successors) shall have the right, without any notice to Purchaser or any of its affiliates, to freely and without limitation, Transfer the Agreement to any person or entity (including, without limitation, the Collateral Agent). Each of EMHC, Seller and Purchaser agrees and acknowledges that (i) the Agreement constitutes an “executory contract” as such term is used in the Bankruptcy Code, is not a financial accommodations contract for purposes of the Bankruptcy Code and is capable of both assumption and assignment pursuant to section 365 of the Bankruptcy Code and (ii) the rights of EMHC and Seller under the Agreement may be exercised (without the necessity of assumption) by EMHC or Seller (or any their respective trustees or successors) under the Bankruptcy Code and any applicable provisions of bankruptcy or non-bankruptcy law or by an unrelated third party. Purchaser agrees that neither it nor any of its affiliates shall, directly or indirectly, (i) object to, delay, or take any other action to interfere, directly or indirectly, in any respect of the exercise of any rights or powers hereunder and/or the assumption and/or Transfer of the Agreement pursuant to any provision of the Bankruptcy Code or any other provision or principle of bankruptcy or non-bankruptcy law, or (ii) encourage any person or entity to do any of the foregoing. Notwithstanding anything to the contrary herein and, for avoidance of doubt, a Transfer of the Repurchase Option, NOC Option and/or the Station Purchase Agreements (in each case, without necessity or requirement of the Transfer of the Agreement) shall be permissible in accordance with the terms and conditions set forth in the Repurchase Option and the Station Purchase Agreements, respectively.

(c) Notwithstanding the foregoing, Purchaser hereby acknowledges that EMHC and Seller will grant a security interest in all of their respective rights under this Agreement to Wells Fargo Bank, National Association, as collateral agent for the lenders (including any successor thereto, the “Collateral Agent”) under the Third Amended and Restated Credit Agreement, dated as of February 13, 2008, among EMHC, Seller, certain other subsidiaries of EMHC, and the financial institutions party thereto (as amended, supplemented and otherwise modified from time to time, the “Credit Agreement”), and Purchaser hereby consents to the granting of such security interest. Purchaser further agrees that, following such grant, (x) Purchaser shall execute and deliver any and all instruments, certificates and documents, and take any and all actions, as EMHC, the Seller or the Collateral Agent may reasonably request from time to time to ensure that the Collateral Agent has and maintains a first priority security interest in the rights of EMHC and Seller under this Agreement and (y) the Collateral Agent shall have the right, both prior to and following any default under the Credit Agreement and without any further action by any other party hereto, to exercise the rights of EMHC and the Seller under this Agreement and to enforce the obligations of the Purchaser hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

7.11 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in Little Rock, Arkansas. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Little Rock, Arkansas. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of Arkansas for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

EQUITY MEDIA HOLDINGS CORPORATION

By:

C.A.S.H. SERVICES, INC.

By:

RETRO PROGRAMMING SERVICES, INC.

By:

LUKEN COMMUNICATIONS LLC

By:

The following hereby acknowledge and agree to the provisions relating to the granting of security interests and right of first refusal under Section 4.5 (c) and (d) of the Agreement.

WOODWARD BROADCASTING, INC.

By:

EBC MINNEAPOLIS, INC.

By:

BORGER BROADCASTING, INC.

By:

EBC SOUTHWEST FLORIDA, INC.

By:

STOCK PURCHASE AGREEMENT

SCHEDULES

Dated June 24, 2008

Schedule 1.3(a)

Amount: $18,101,116.30
Account Name: WELLS FARGO FOOTHILL, INC.
Account No.: 323-266193
ABA No.: 021000021
Bank Name: JPMorgan Chase Bank
Bank Address: New York, New York

Amount: $1,069,814.87
Account Name: SILVER POINT FINANCE, LLC
Account No.: 48901908
ABA # 021000089
Bank Name: Citibank, NA
RE: Equity Media

Amount: $23,638.62
Account Name: PAUL, HASTINGS, JANOFSKY & WALKER LLP
Account No.: 14599-04796
ABA No.: 0260-0959-3
Bank Name: Bank of America, N.A.
Attention: John Francis Hilson, 45305.00295
Reference: Wells Fargo Foothill/Equity Media

Amount: $600,000.00
Account Name: MILBANK, TWEED, HADLEY & MCCLOY
Account No.: 910-1-073923
ABA No.: 021-000-021
Bank Name: JP Morgan Chase
Bank Address: New York, New York
Bill Reference No.: 270280
Billing Partner: A. Raval

Amount: $1,270,000.00
Account Name: EQUITY MEDIA HOLDING CORPORATION
Account No.: 503 057 2
ABA No.: 082001687
Bank Name: Bank of Little Rock
Bank Address: Little Rock, AR
Contact: Leeann Hogue; 501-312-0800

Amount: $3,935,430.21
Account Name: EQUITY MEDIA HOLDINGS CORP.
Account No.: 101-1730
For Further Credit: 68V-02164
ABA No.: 043000261
Bank Name: Mellon Bank
Credit:  Merrill Lynch, Pierce, Ferrer & Smith Incorporated
Bank Address: Pittsburgh, PA
Contact: Sheila Wallace

Schedule 1.3(b)

	As of June 24 - Closing	Prorated June Costs June 24 - Closing	Total
Accounts Payable - Trade:
Syndicated Programming	606,915	77,562	684,477
Insurance - Employee related	35,309		35,309
Other Operating costs	17,620		17,620
	659,844	77,562	737,405

Accrued Expenses:
Syndicated Programming	790,723	103,846	894,569
Accrued Royalty Fees	33,131		33,131
Accrued Payroll Costs	65,590		65,690
	889,444	103,846	993,290
Total Liabilities due at Closing	1,549,288	181,408	1,730,696

Note - RTN liabilities due post-closing:
Pro-rated June Programming obligations			45,352
Programming obligations due July 1 forward			470,823
			516,175

Schedule 2.5(b)

Approval of the Lenders as per the Third Amended and Restated Credit Agreement dated February 13, 2008, as amended.

Schedule 2.8

Thomas Weisel Partners will receive a cash fee of $200,000 and warrants to purchase 1,075,269 shares of EMHC common stock at closing of the transactions and Patrick Communications, Inc. will receive a fee with respect to the Stations Purchase (in an aggregate amount not to exceed $350,000).

Schedule 3.4

Henry Luken
Thorpe McKenzie
Forrest Preston